EXHIBIT 3.1

ARTICLES OF INCORPORATION

OF

COASTALSOUTH BANCSHARES, INC.

Article I

The name of the Corporation is CoastalSouth Bancshares, Inc. (the “Corporation”).

Article II

The Corporation is organized pursuant to the Georgia Business Corporation Code (the “Code”). The purpose of the Corporation is to engage in any form or type of business for any lawful purpose or purposes not specifically prohibited to corporations for profit under the Code and to have all the rights, power, privileges and immunities which are now or hereafter may be allowed to corporations under the Code.

Article III

The Corporation shall have perpetual duration.

Article IV

The initial principal office of the Corporation shall be located at 5 Bow Circle, Hilton Head Island, South Carolina 29928.

Article V
(a)
The total number of shares that the Corporation is authorized to issue is as follows:

Class	No. of Shares	Par Value
Common Stock	50,000,000	$1.00
Non-Voting Common Stock	10,000,000	$1.00
Preferred Stock	10,000,000	$1.00
(b)
The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and relative rights of the shares of each such series and the qualifications, or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)
The number of shares constituting that series and the distinctive designation of that series;

(ii)
The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)
Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)
Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)
Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi)
Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii)
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)
Any other relative rights, preferences, and limitations of that series.

(c)
Subject to the provisions of applicable law, the holders of shares of Common Stock are entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets of the Corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Corporation. The holders of shares of Common Stock are entitled to receive, in proportion to the number of shares of Common Stock held, the Corporation’s net assets upon liquidation or dissolution.

(d)
The Non-Voting Common Stock of the Corporation shall have the rights and designations set forth in Article X of these Articles of Incorporation.

Article VI

The mailing address of the initial registered office of the Corporation shall be 2 Sun Court, Suite 400, Peachtree Corners, GA 30092, located in the County of Gwinnett, and its initial registered agent at such address is Corporation Service Company.

Article VII

The name and address of the Incorporator is as follows:

Name	Address
Stephen R. Stone	5 Bow Circle Hilton Head Island South Carolina 29928

Article VIII

No director shall have any personal liability to the Corporation or to its shareholders for monetary damages for breach of duty of care or other duty as a director, by reason of any act or omission occurring subsequent to the date when this provision becomes effective, and all liability of directors to the Corporation or to its shareholders is hereby eliminated to the fullest extent permitted under Section 14-2-202(b)(4) of the Code. The elimination of personal liability of directors shall not apply to: (a) any appropriation of any business opportunity of the Corporation in violation of the director’s duties; (b) acts or omissions which involve intentional misconduct or a knowing violation of law; (c) liabilities of a director imposed by Section 14-2-832 of the Code; or (d) any transaction from which the director derived an improper personal benefit. If applicable law is amended after the effective date of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of this Article VIII shall only be prospective and shall not affect the rights or protections or increase the liability of any officer or director under this Article VIII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

Article IX

To the fullest extent permitted by the Code, the Corporation is authorized to provide indemnification of(and advancement of expenses to) directors, officers, employees and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such persons, or otherwise in excess of the indemnification and advancement otherwise provided by such applicable law. The Corporation may, but shall not be required to, indemnify any and all officers, employees or agents of the Corporation to the same extent as directors.

Article X

A statement of the powers, designations, preferences, rights, qualifications, limitations and restrictions in respect of the shares of Non-Voting Common Stock is as follows:

1.
Definitions. The following definitions shall apply for purposes of this Article X:
a.
“Affiliate” has the meaning set forth in 12 C.F.R. Section 225.2(a) or any successor provision.
b.
“Articles of Incorporation” means the Articles of Incorporation of the Corporation, as amended and in effect from time and time.
c.
“Board of Directors” means the board of directors of the Corporation.
d.
A “business day” means any day other than a Saturday or a Sunday or a day on which banks in South Carolina are authorized or required by law, executive order or regulation to close.

e.
“Certificate” means a certificate representing one (1) or more shares of Non-Voting Common Stock.
f.
“Common Stock” means the voting common stock of the Corporation, par value $1.00 per share.
g.
“Conversion” has the meaning set forth in Section X.5.
h.
“Conversion Date” means the date that a share of Non-Voting Common Stock is converted into Common Stock in accordance with Section X.5.
i.
“Corporation” means CoastalSouth Bancshares, Inc., a Georgia corporation.
j.
“Dividends” has the meaning set forth in Section X.3.
k.
“Exchange Agent” means Computershare solely in its capacity as transfer and exchange agent for the Corporation, or any successor transfer and exchange agent for the Corporation.
l.
“Liquidation Distribution” has the meaning set forth in Section X.4.
m.
“Mandatory Conversion Date” means, with respect to shares of Series D Preferred Stock of any and all holders thereof, the effective date of these Articles of Amendment to the Articles of Incorporation.
n.
“Non-Voting Common Stock” has the meaning set forth in Section X.2.
o.
“Permissible Transfer” means a transfer by the holder of Non-Voting Common Stock (i) to the Corporation; (ii) in a widely distributed public offering of Common Stock or Non-Voting Common Stock; (iii) that is part of an offering that is not a widely distributed public offering of Common Stock or Non-Voting Common Stock but is one in which no one transferee (or group of associated transferees) acquires the rights to receive two percent (2%) or more of any class of the Voting Securities of the Corporation then outstanding (including pursuant to a related series of transfers); (iv) that is part of a transfer of Common Stock or Non-Voting Common Stock to an underwriter for the purpose of conducting a widely distributed public offering; (v) to a transferee that controls more than fifty percent (50%) of the Voting Securities of the Corporation without giving effect to such transfer; or (v) that is part of a transaction approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve”).
p.
“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.

q.
“Series D Preferred Stock” means the series of shares of preferred stock of the Corporation designated as “Series D Convertible Perpetual Preferred Stock” which were automatically converted into shares of Non-Voting Common Stock on the Mandatory Conversion Date.
r.
“Voting Security” has the meaning set forth in 12 C.F.R. Section 225.2(q) or any successor provision.

2.
Designation; Number of Shares. The class of shares of capital stock hereby authorized shall be designated as “Non-Voting Common Stock”. The number of authorized shares of the Non-Voting Common Stock shall be 10,000,000 shares. The Non-Voting Common Stock shall have a par value of $1.00 per share. Each share of Non-Voting Common Stock has the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as described herein. Each share of Non-Voting Common Stock is identical in all respects to every other share of Non-Voting Common Stock.

3.
Dividends. The Non-Voting Common Stock will rank pail passu with the Common Stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to issuance, grant or sale of any rights to purchase stock, warrants, securities or other property (collectively, the “Dividends”). Accordingly, the holders of record of Non-Voting Common Stock will be entitled to receive as, when, and if declared by the Board of Directors, Dividends in the same per share amount as paid on the Common Stock, and no Dividends will be payable on the Common Stock or any other class or series of capital stock ranking with respect to Dividends pail passu with the Common Stock unless a Dividend identical to that paid on the Common Stock is payable, at the same time on the Non-Voting Common Stock in an amount per share of Non-Voting Common Stock equal to the product of (a) the per share Dividend declared and paid in respect of each share of Common Stock and (b) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock); provided, however, that if a stock Dividend is declared on Common Stock payable solely in Common Stock, the holders of Non-Voting Common Stock will be entitled to a stock Dividend payable solely in shares of Non-Voting Common Stock. Dividends that are payable on Non-Voting Common Stock will be payable to the holders of record of NonVoting Common Stock as they appear on the stock register of the Corporation on the applicable record date, as determined by the Board of Directors, which record date will be the same as the record date for the equivalent Dividend of the Common Stock. In the event that the Board of Directors does not declare, or pay any Dividends with respect to shares of Common Stock, then the holders of Non-Voting Common Stock will have no right to receive any Dividends.

4.
Liquidation.
a.
Rank. The Non-Voting Common Stock will, with respect to rights upon liquidation, winding up and dissolution, rank (i) subordinate and junior in right of payment to all other securities of the Corporation which, by their respective terms, are senior to the Non-Voting Common Stock or the Common Stock, and (ii) pari passe with the Common Stock. Not in limitation of anything contained herein, and for purposes of clarity, the Non-Voting Common Stock is subordinated to the general creditors and subordinated debt holders of the Company, and the depositors of the Company’s bank subsidiaries, in any receivership, insolvency, liquidation or similar proceeding.
b.
Liquidation Distributions. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Non-Voting Common Stock will be entitled to receive, for each share of NonVoting Common Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any Persons to whom the Non-Voting Common Stock is subordinate, a distribution (“Liquidation Distribution”) equal to (i) any authorized and declared, but unpaid, Dividends with respect to such share of NonVoting Common Stock at the time of such liquidation, dissolution or winding up, and (ii) the amount the holder of such share of Non-Voting Common Stock would receive in respect of such share if such share had been converted into shares of Common Stock at the then applicable conversion rate at the time of such liquidation, dissolution or winding up (assuming the conversion of all shares of Non-Voting Common Stock at such time, without regard to any limitations on conversion of the Non-Voting Common Stock). All Liquidating Distributions to the holders of the Non-Voting Common Stock and Common Stock set forth in clause (ii) above will be made pro rata to the holders thereof.
c.
Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section X.4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Non-Voting Common Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or property) of all or substantially all of the assets of the Corporation, will not constitute a liquidation, dissolution or winding up of the Corporation.

5.
Conversion.
a.
General.

i.
A holder of Non-Voting Common Stock shall be permitted to convert shares of Non-Voting Common Stock into shares of Common Stock at any time or from time to time, provided that upon such conversion the holder, together with all Affiliates of the holder, will not own or control in the aggregate more than nine point nine (9.9%) of the Common Stock (or of any class of Voting Securities issued by the Corporation), excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such holder of Voting Securities of the Corporation (which, for the avoidance of doubt, does not include Non-Voting Common Stock). In any such, conversion, each share of Non-Voting Common Stock will convert initially into one (1) share of Common Stock, subject to adjustment as provided in Section X.6 below.
ii.
Each share of Non-Voting Common Stock will automatically convert into one (1) share of Common Stock, without any further action on the part of any holder, subject to adjustment as provided in Section, X.6 below, on the date a holder of Non-Voting Common Stock transfers any shares of NonVoting Common Stock to a non-affiliate of the holder in a Permissible Transfer.
iii.
To effect any permitted conversion under Section X.5(a)(i) or Section X.5(a)(ii), the holder shall surrender the certificate or certificates evidencing such shares of Non-Voting Common Stock, duly endorsed, at the registered office of the Corporation, and provide written instructions to the Corporation as to the number of shares for which such conversion shall be effected, together with any appropriate documentation that may be reasonably required by the Corporation. Upon the surrender of such certificate(s), the Corporation will issue and deliver to such holder (in the case of a conversion under Section X.5(a)(i)) or such holder’s transferee (in the case of a conversion under Section X.5(a)(ii)) a certificate or certificates for the number of shares of Common Stock into which the Non-Voting Common Stock has been converted and, in the event that such conversion is with respect to some, but not all, of the holder’s shares of Non-Voting Common Stock, the Corporation shall deliver to such holder a certificate or certificate(s) representing the number of shares of Non-Voting Common Stock that were not converted to Common Stock.
iv.
All shares of Common Stock delivered upon conversion of the Non-Voting Common Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.

b.
Reservation of Shares Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Non-Voting Common Stock such number of shares of Common Stock as will from’ time. to time be sufficient to effect the conversion of all outstanding Non-Voting Common Stock; and if at any time the number of shares of authorized but unissued Common Stock will not be sufficient to effect the conversion of all then outstanding Non-Voting common Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as will be sufficient for such purpose.

c.
No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section X.5 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Non-Voting Common Stock against impairment.

6.
Adjustments.
a.
Combinations or Divisions of Common Stock. In the event that the Corporation at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise other than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the dividend, liquidation, and conversion rights of each share of Non-Voting Common Stock in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

b.
Reclassification, Exchange or Substitution. If the Common Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a division or combination of shares provided for in Section X.6(a) above), (1) the conversion ratio then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of the Non-Voting Common Stock will be convertible into, in lieu of the number of shares of Common Stock which the holders of the Non-Voting Common Stock would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of NonVoting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock) immediately before that transaction and (2) the Dividend and Liquidation Distribution rights then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of Non-Voting Common Stock will be entitled to a Dividend and Liquidation Distribution right, in lieu of with respect to the number of shares of Common Stock which the holders of the Non-Voting Common Stock would otherwise have been entitled to receive, with respect to a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that &holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock) immediately before that transaction.

c.
Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section X.6, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Non-Voting Common Stock a certificate executed by the Corporation’s President (or other appropriate officer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, upon the written request at any time of any holder of Non-Voting Common Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Non-Voting Common Stock.

7.
Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there will be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares otherwise provided for in Section X.6) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all the Corporation’s properties and assets to any other Person, then, as a part of such reorganization, merger, consolidation or sale, provision will be made so that the holders of the Non-Voting Common Stock will thereafter be entitled to receive upon conversion of the Non-Voting Common Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor company resulting from such merger or consolidation or sale, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Non-Voting Common Stock would have been entitled to receive on such capital reorganization, merger, consolidation or sale (without regard to any limitations on conversion of the Non-Voting Common Stock).

8.
Redemption. Except to the extent a liquidation under Section X.4 may be deemed to be a redemption, the Non-Voting Common Stock will not be redeemable at the option of the Corporation or any holder of Non-Voting Common Stock at any time. Notwithstanding the foregoing, the Corporation will not be prohibited from repurchasing or otherwise acquiring shares of Non-Voting Common Stock in voluntary transactions with the holders thereof, subject to compliance with any-applicable legal or regulatory requirements, including applicable. regulatory capital requirements. Any shares of Non-Voting Common Stock repurchased or, otherwise acquired may ‘be reissued as additional shares of Non-Voting Common Stock.
9.
Voting Rights. The holders of Non-Voting Common Stock will not have any voting rights, except as may otherwise from time to time be required by law.
10.
Protective Provisions. So long as any shares of Non-Voting Common Stock are issued and outstanding, the Corporation will not (including by means of merger, consolidation or otherwise), without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of Non-Voting Common Stock, (a) alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Non-Voting Common Stock, (b) increase or decrease the authorized number of shares of Non-Voting Common Stock or (c) enter into any agreement, merger or business consolidation, or engage in any other transaction, or take any action that would have the effect of changing any preference or any relative or other right provided for the benefit of the holders of the Non-Voting Common Stock. In the event that the Corporation offers to repurchase shares of Common Stock, the Corporation shall offer to repurchase shares of Non-Voting Common Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase.

11.
Notices. All notices required or permitted to be given by the Corporation with respect to the Non-Voting Common Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Non-Voting Common Stock at their last addresses as they shall appear upon the books of the Corporation, shall be conclusively presumed to have been duly given, whether or not the holder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Non-Voting Common Stock, or of any other matter required to be presented for the approval of the holders of the NonVoting Common Stock.
12.
Record Holders. To the fullest extent permitted by law, the Corporation will be entitled to recognize the record holder of any share of Non-Voting Common Stock as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Person, whether or not it will have express or other notice thereof.
13.
Term. The Non-Voting Common Stock shall have perpetual term unless converted in accordance with Section X.5.
14.
No Preemptive Rights. The holders of Non-Voting Common Stock are not entitled to any preemptive or preferential right to purchase or subscribe for any capital stock, obligations, warrants or other securities or rights of the Corporation, except for any such rights that may be granted by way of separate contract or agreement to one or more holders of Non-Voting Common Stock.
15.
Replacement Certificates. In the event that any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Corporation, the posting by such Person of a bond in such amount as the Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Corporation or the Exchange Agent, as applicable, will deliver in exchange for such lost, stolen or destroyed Certificate a replacement Certificate.
16.
Other Rights. The shares of Non-Voting Common Stock have no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or rights, other than as set forth herein or as provided by applicable law.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation as of May 12, 2023.

/s/ Stephen R. Stone

Stephen R. Stone, Incorporator